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                                                                    Exhibit 4.75

FIRST AMENDMENT OF PROCUREMENT AND INSTALLATION AGREEMENT OF MSOAN DIVRE II OF 2005 PHASE-2 IN DIVRE II NO.K.TEL.252/HK.820/TCC-00/2005 DATED 30 DECEMBER 2005


The Parties:            1.    TELKOM; and

                        2.    ZTE -- TEMASINDO Consortium.

Preceding Agreement:    Procurement and Installation Agreement of MSOAN DIVRE II
                        of 2005 Phase-2 in DIVRE II No. K.TEL.
                        197/HK-810/TCC-00/2005, dated 6 October 2005.

Amended Provisions:     1.    The parties have agreed to amend the provisions
                              concerning additional works;

                        2. The parties have agreed to immediately complete the discussion on work completion period extension;

                        3. The parties have agreed to amend the agreement price.